UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2013

INVENSENSE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35269	01-0789977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1745 Technology Drive San Jose, California	95110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 988-7339

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 14, 2013, InvenSense, Inc. (the “Company”) entered into a definitive Master Asset Purchase and Sale Agreement (the “Purchase Agreement”) with Analog Devices, Inc. (“ADI”). Pursuant to the Purchase Agreement, the Company will acquire certain assets relating to ADI’s micro-electro-mechanical systems (MEMS) microphone business for a purchase price of $100 million in cash. The Company also agreed to a contingent cash payment of up to $70 million payable based upon the revenue performance of the MEMS microphone business during the twelve month period following the closing of the acquisition. The transaction is expected to close by the end of October, subject to satisfaction of customary closing conditions.

ADI will license certain technology related to the MEMS microphone business to the Company on a royalty-free, worldwide basis, and provide certain transition services to the Company following the closing.

A copy of the Purchase Agreement is filed as Exhibit 10.1 hereto, and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Master Asset Purchase and Sale Agreement, dated as of October 14, 2013, by and between Analog Devices, Inc. and InvenSense, Inc.(1)

99.1	Press release, entitled, “InvenSense To Acquire MEMS Microphone Business Line From Analog Devices, Incorporated,” issued October 14, 2013

(1)	The schedules to the Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission on request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InvenSense, Inc.

Date: October 18, 2013	/s/ Alan Krock
Alan Krock Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Asset Purchase and Sale Agreement, dated as of October 14, 2013, by and between Analog Devices, Inc. and InvenSense, Inc.(1)

99.1	Press release, entitled, “InvenSense To Acquire MEMS Microphone Business Line From Analog Devices, Incorporated,” issued October 14, 2013

(1)	The schedules to the Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.